                       SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT (the "Agreement") is entered into as of the 15th day of January, 1995, by and between JAMES M. GROUT
(hereinafter "Grout") and SHONEY'S, INC., a Tennessee corporation
(hereinafter the "Company").

                      W I T N E S S E T H:

     WHEREAS, Grout has been employed by the Company as President of the Company's Shoney's Division and has rendered valuable services to the Company; and

     WHEREAS, on January 15, 1995, Grout submitted his resignation to the Company, which resignation was accepted that same day; and

     WHEREAS, it is the desire of Grout and the Company to enter into this Agreement to resolve all matters arising out of or related to Grout's employment with the Company and the termination of his employment with the Company;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

     1. Termination of Employment. Grout's employment with the Company is hereby terminated, effective immediately. This
Agreement supersedes all prior understandings or agreements relating to the employment of Grout by the Company. The respective rights and obligations of the parties shall be governed hereafter by the terms of this Agreement.

     2.   Severance Pay.   Subject to Section 7 hereof, the Company
will pay Grout severance pay of Four Thousand Four Hundred Forty-Two and 31/100 Dollars ($4,442.31) per week (the "Weekly Severance Payment"), in accordance with Employer's regular payroll policies, for twenty-six (26) weeks, effective the week ending January 20, 1995. If, at the end of such initial twenty-six (26) week period, Grout has been unable to obtain other employment or means of income, the Weekly Severance Payments, subject to Section 7 hereof, shall be extended for an additional period ending the earlier of:
(a) such time as Grout has obtained other employment or means of income; or (b) at the end of twenty-six (26) additional weeks.

     3.   Stock Options.

          3.1. As of the date of Grout's resignation, Grout had vested options remaining to purchase 19,250 shares of the Company's common stock at exercise prices of $6.714 per share (8,750 shares),

$7.286 per share (3,500 shares) and $6.143 per share (7,000 shares). Grout may exercise these options on or before February 1, 1995.

          3.2. As of the date of Grout's resignation, Grout also had (or would have had within one year of his resignation) vested options remaining to purchase 5,100 shares of the Company's common stock at exercise prices of $14.875 per share (1,500 shares), $20.625 per share (2,400 shares) and $23.625 per share (1,200 shares) and unvested options remaining to purchase 8,400 shares of the Company's common stock at exercise prices of $20.625 per share (3,600 shares) and $23.625 per share (4,800 shares). Grout hereby relinquishes any right to exercise these options or any other rights or options that he has to purchase the Company's common stock. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of any agreement between Grout and the Company with respect to any options to purchase the Company's common stock.

     4.   Benefits and Other Matters.

          4.1. Upon payment of the appropriate premiums, Grout will have the right to continue his participation in the Company's group health coverage plan under the applicable COBRA regulations.

          4.2. Grout will receive the stock distribution for the 1994 plan year as a result of his participation in the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"). Any balance remaining on account for him will be returned with the stock certificate. Grout may not participate in the Stock Purchase Plan after the 1994 plan year.

          4.3. Grout will receive the stock distribution of 100 shares of the Company's common stock for the 1995 plan year as a result of his participation in the Company's Employee Stock Bonus Plan (the "Stock Bonus Plan"). Grout also shall receive the cash component related to such distribution at the time the distribution is made in accordance with the terms and conditions of the Stock Bonus Plan. Grout will receive no further distributions from the Stock Bonus Plan after the 1995 plan year.

          4.4. Grout will be reimbursed for any out-of-pocket expenses incurred through January 16, 1995 in accordance with the Company's travel and entertainment reimbursement guidelines, provided, however, that request for reimbursement is made by February 28, 1995.

     5. Nondisclosure. Grout recognizes and acknowledges that, as a result of his employment by the Company, he has become familiar with and has acquired knowledge of confidential information and certain trade secrets that are valuable, special, and unique assets of the Company. Grout agrees that any such confidential information and trade secrets are the property of the Company. Therefore, Grout agrees that any such confidential information and trade secrets shall be considered to be proprietary to the Company and will not be divulged by him to any firm, individual, or institution nor will it be used by him to the detriment of the Company. The parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of this Section 5, including, without limitation, the recovery of damages from Grout or any person or entity acting in concert with Grout.

     6.   Publicity.

          6.1. At any time following the date hereof, Grout shall not make any statements, comments or take any actions detrimental to the interests of the Company, its officers or directors. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Grout from giving testimony pursuant to compulsory process of law.

          6.2. At any time following the date hereof, the Company shall not make any public statements, announcements or disclosures, except as may be required by law, of any information detrimental to Grout. The determination whether any disclosure is required by law shall be made by the Company in its sole discretion.

     7.   Certain Remedies.

          In addition to any other remedies that the parties may have at law or in equity, Grout and the Company agree that, in the event of a breach by Grout of the provisions of either Section 5 or Section 6.1 hereof, damages to the Company would be difficult to determine and, in the event of such breach by Grout, the Company shall be released from its obligation to make any further payments to Grout under Section 2 hereof or any distributions to Grout under
Section 4.3 hereof.

     8.  Release.   Grout hereby releases and forever discharges
the Company, each of its subsidiary corporations and each of their respective directors, officers, agents and employees from all claims, demands, rights and causes of action of any kind that Grout has or hereafter may have on account of or in any way arising out of or related to Grout's employment with the Company or the termination of Grout's employment with the Company. The release set forth in this Section 8 shall not release any claim, demand, right or cause of action of any kind that Grout may have on account of or in any way arising out of or related to a breach of the terms and provisions of this Agreement nor shall it release any rights that Grout may have for indemnification under the Company's by-laws for any claim that might be made against Grout by a third party arising out of the course and scope of Grout's employment with the Company.

     9. Nonassignability. The rights of Grout under this Agreement are not transferable otherwise than by will or the laws of descent and distribution. No assignment, pledge, anticipation or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company.

     10. Company Property/Correspondence. Grout shall immediately return the following to the Company:

          (a)  Any company credit card in his possession;
          (b) Any coupons or discount cards for use at any of the Company's facilities that are in his possession;
               and
          (c)  Any other company property in his possession.

     11. Withholding. All cash payments and issuance of stock to Grout shall be subject to any applicable federal, state or local withholding tax or information reporting requirements. Any such withholding shall be at the minimum rate required. In the event that Grout and the Company do not agree on the amount or method of any required withholding, such matter shall be referred to the Company's independent public accountants for resolution. The decision of such independent public accountants shall be binding on all parties unless Grout, at his sole expense, shall obtain an appropriate ruling from the Internal Revenue Service.

     12. Validity of Provisions. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable, provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstances should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

     13. Construction. This Agreement shall be governed by the laws of the State of Tennessee. As herein used, the singular number shall include the plural, and the plural the singular, unless the context would fairly not admit of such construction. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not be used in construing any term or provisions of this instrument. References herein to a "section" shall refer to the appropriately numbered section of this Agreement unless specific reference is made to another instrument or document.

     14. Entire Agreement/Binding Effect. This Agreement contains the entire agreement between the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties other than those set forth herein. No agreement of any kind relating to the matters covered by this Agreement shall be binding upon either party unless and until the same is made in writing and executed by both parties.

This Agreement shall be binding upon the Company, its successors and assigns, and upon Grout, his heirs, representatives, successors and assigns.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement, the corporate party by its duly authorized officer as of the day and year first above written.

                         SHONEY'S, INC.


                         By: /s/ Taylor H. Henry
                            -------------------------------------
                         Title:  Chairman and CEO
                                ---------------------------------

                            /s/ James M. Grout
                         ----------------------------------------
                         JAMES M. GROUT